Exhibit 4.4

Continental Ridge Resources Inc.
570 - 789 West Pender Street
Vancouver, B.C.
V6C 1H2

June 19, 2001

Blue Mountain Power Company Inc.

570 - 789 West Pender Street

Vancouver, B.C.

V6C 1H2

Dear Sirs:

Re:

Option Agreement for Blue Mountain Geothermal Project,
Humbolt County, Nevada

This letter sets forth the terms and conditions of our agreement whereby Continental Ridge Resources Inc. ("KRF) will have the option to acquire from Blue Mountain Power Company Inc. ("BMP") up to a 60% interest in and to the Property, subject to various royalties as defined herein, in accordance with the following terms and conditions:

1.

Definitions

1.1

The following terms as used in this Agreement shall have the following meanings:

(a)

"ATSF" means the Atchison, Topeka & Santa Fe Railway Company;

(b)

"BLM" means the Bureau of Land Management, of the United States Federal Government;

(c)

"Exchange" means the Canadian Venture Exchange;

(d)

"Fairbank" means Brian D. Fairbank;

(e)

"Noramex" means Noramex Cgrp., a Nevada corporation which is a wholly- owned subsidiary of BMP and is the legal and beneficial owner of the geothermal leases granted by ATSF and BLM which comprise the Property;

(f)

"Option" means the option to acquire up to 60% interest in and to the Property and includes the Initial Option and the Subsequent Option as provided in paragraphs 3.2 and 3.3 of this Agreement;

(g)

"Option Date" means the of Exchange acceptance for this Agreement;

(h)

"Option Period" means the period commencing on the Option Date to and including the date of exercise or termination of the Option;

(i)

"Property" means a 100% undivided interest in the ATST and BLM geothermal leases described in Appendix "A" hereto; and

(j)

"Property Rights" means all leases, permits, easements, rights of way, certificates and other approvals obtained by BMP, or its affiliates, either before or after the date of this Agreement and necessary for the exploration and development of the geothermal potential of the Property, or for the purpose of placing the Property or any portion thereof into geothermal power production or continuing production therefrom;

(k)

"Royalties" means, with respect to the leases which comprise the Property:

(i)

BLM leases - a 10% royalty for steam, heat or energy, 5% for by- products and 5% for demineralized water which are payable to BLM;

(ii)

ATSF leases - royalties of 5% for geothermal energy, 2% for by products, 1,5% for electric power produced with binary technology, 1.75% for electric power produced with flash technology, and 2% for electric power produced with dry steam technology which are payable to ATSF; and

(iii)

additional royalties on the entire Property of 2.5% for geothermal energy, 1% for by-products, 0.75% for electric power produced with binary technology, 0.875% for electric power produced with flash technology, and 1% for electric power produced with dry steam technology, which are payable to Fairbank by Noramex pursuant to a Royalty Agreement dated October 20, 1993.

(l)

"SHAIF Policy" means Local Policy Statement 3-27, and B.C. Instrument 45- 506 issued by the B.C. Securities Commission;

(m)

"Work Program" means exploration expenditures incurred with respect to the Property including geological, geophysical and geochemical work, drilling and all payments and expenses incurred in connection with keeping the Property in good standing.

1.2

All references to currency in this Agreement shall mean U.S. dollars unless otherwise stated.

2.

Representations and Warranties

2.1

KRI hereby represents and warrants to BMP that:

(a)

it is a valid and subsisting corporation duly incorporated and in good standing under the laws of the Province of British Columbia;

(b)

entering into this Agreement does not and will not conflict with, and does not and will not result in a breach of, any of the terms of its incorporating documents or any agreement or instrument to which KRI is a party;

(c)

this Agreement has been authorized by all the necessary corporate action on the part of KRI; and

(d)

the common shares of KM are listed for trading on the Exchange.

2.2

BMP represents and warrants to KRI that:

(a)

it is, through Noramex, the legal and beneficial owner of a 100% interest in all of the geothermal leases comprising the Property, free and clear of all liens, charges, or encumbrances, except those specifically described on Appendix A hereto;

(b)

the geothermal leases, more particularly described in Appendix A hereto, which comprise the Property have been duly and validly located and recorded pursuant to the laws of the State of Nevada, and the federal laws of the United States of America applicable therein, and are in good standing with respect to all filings, fees, taxes, assessments, work commitments or other conditions as of the date hereof until the date set opposite the respective names in Appendix A hereto;

(c)

entering into this Agreement does not and will not conflict with, and does not and will not result in a breach of, any agreement or instrument to which BMP is a party;

(d)

BMP has the due and sufficient right and authority to enter into this Agreement and to dispose of a portion of it's interest in the Property in accordance with the terms to this Agreement;

(e)

this Agreement has been authorized by all necessary corporate action on the part of BMP; and

(f)

there are no adverse claims or challenges against or to the ownership of or title to the Property, nor to the best of BMP’s knowledge is there any basis therefore.

3.

Grant

3.1

BMP hereby grant to KRI the exclusive right and option (the "Option") to acquire from BMP, up to a 60% interest in and to the Property, subject to the Royalties, in accordance with the terms of this Agreement.

3.2

To exercise the initial option and thereby acquire a 20% interest in the Property (the "Initial Opinion"), KRI must:

(a)

make cash payments to BMP totalling $30,000 in accordance with the following schedule:

(i)

$10,000 on the Option Date;

(ii)

a further $10,000 on the first anniversary of the Option Date; and

(iii)

a further $10,000 on the second anniversary of the Option Date.

(b)

complete Work Programs on the Property totalling $500,000 in accordance with the following schedule:

(i)

$200,000 on or before the first anniversary of the Option Date; and

(ii)

a further $300,000 on or before the second anniversary of the Option Date.

(c)

issue to BMP a total of

(i)

200,000 common shares within 10 business days after the Option Date; and

(ii)

a further 200,000 common shares on or before the second anniversary of the Option Date.

3.3

Upon fulfillment of the Initial Option, KRI shall have the right to acquire a further 40% interest in the Property (the "Subsequent Option) by:

(a)

Delivering written notice of its intention to proceed with the Subsequent Option within 30 days after fulfillment of the Initial Option;

(b)

Making a cash payment of $20,000 on the third anniversary of the Option Date;

(c)

Completing a $1,200,000 Work Program on the Property on or before the third anniversary of the Option Date; and

(d)

Issuing 200,000 common shares on or before the third anniversary of the Option Date.

3.4

With respect to the obligations of KRI to issue common shares in subparagraphs 3.2(c) and 3.3 (d) above, the common shares of KRI shall be, when issued, fully paid and non-assessable common shares in the capital of KRI and will be free and clear of all liens, charges, encumbrances, save for a hold period, as imposed by applicable securities legislation or the Exchange. In the event that KRI is not a "qualifying issuer", as defined in the SHAIF Policy, at the time that it is obligated to issue the common shares, then BMP may, in it's sole discretion, elect to receive in lieu of common shares, and KRI shall issue special warrants convertible, at no additional cost, into an equal number of common shares on the earlier of: (1) the fifth day following the date that KRI becomes a "qualifying issuer", as defined in the SHAIF Policy; (2) the fifth day following the date that KM receives a receipt for a prospectus qualifying the shares to be issued upon conversion of the special warrants for distribution in B.C.; or (3) one year from the date of issuance of the special warrants. KRI shall be under no obligation to file and obtain regulatory acceptance for a prospectus and no penalties shall apply for failure to do so, or for failure to become a "qualifying issuer".

3.5

KRI shall be responsible for all lease payments and property maintenance costs arising during the Option Period, which payments shall be credited as part of the Work Programs.

3.6

In the event of any subdivision, consolidation or other change in the share capital of KRI during the Option Period, the number of shares to be issued to BMP shall be adjusted in accordance with such subdivision, consolidation or other change in the share capital of KRI.

3.7

The grant of the Option and the performance of the covenants of KRI pursuant to the terms of this Agreement are subject to:

(a)

completion of KRI's due diligence concerning the Property on or before June 15,

2001;

(b)

approval of the independent directors of KRI;

(c)

approval of the shareholders of BMP by ordinary resolution; and

(d)

receipt of Exchange acceptance for this Agreement.

4.

Rights and Obligations

4.1

During the Option Period, unless this Agreement is otherwise terminated, KRI will be entitled and shall be the operator for the purpose of conducting the Work Programs on the Property (the "Operator"), and shall have the right and obligation to:

(a)

unrestricted access to, and quiet possession of the Property;

(b)

do such exploration, development, other geological work thereon and thereunder as KRI may, regulations in its sole discretion consider advisable or desirable subject to compliance with all applicable laws and;

(c)

bring and erect upon the Property such equipment and facilities as KRI may in its sole discretion consider advisable or desirable;

(d)

maintain the geothermal leases which comprise the Property in good standing through the filing of work programs, reports concerning activities and expenditures, technical reports and the payment of annual rental fees or taxes; and

(e)

not do, or permit to be done, any act or thing which would or might in any way adversely affect the rights or interests of BMP in the Property.

5.

Exercise of Option

5.1

Upon fulfillment of the Initial Option terms in the manner contemplated in paragraph 3.2, KRI will have exercised the Initial Option and have earned a 20% interest in the Property. Upon fulfillment of the Subsequent Option terms in the manner contemplated in paragraph 3.3, KRI will have exercised the Subsequent Option and have earned a further 40% interest (60% in total) in the Property.

5.2

Forthwith following exercise of the Initial Option (in the event that KRI does not elect to proceed with the Subsequent Option) or following the exercise of the Subsequent Option, KRI and BMP shall enter into a joint venture agreement concerning the Property and each of KRI and BMP shall do such further acts and execute such further documents as may be necessary or desirable to implement such joint venture (the "Joint Venture") and to effect registration of the same in the appropriate government registries with KM holding:

(a)

an initial 20% interest, in the event that KRI does not elect to proceed with the Subsequent Option, and BMP holding an initial 80% interest in the Joint Venture, subject to the Royalties; or

(b)

an initial 60% interest, in the event that KRI has fulfilled the terms of both the Initial Option and the Subsequent Option, and BMP holding an initial 40% in the Joint Venture, subject to the Royalties.

5.3

If and when the Joint Venture is formed, the parties shall appoint a management committee (the "Management Committee"), consisting of two representatives of each party hereto and one alternate of each party hereto. The Management Committee shall be responsible for approving programs and budgets for the programs to be conducted on the Property, and for determining the general policies and direction to be adopted by the Operator in the conduct of geothermal operations on the Property. The Management Committee shall meet at least once annually and otherwise on 10 days notice given by the operator and on 20 days notice given by the non-operator. Such notices shall be accompanied by an agenda of matters to be discussed and/or decided at the meeting. Decisions of the Management Committee shall be by majority vote. Each party hereto shall be entitled to one vote for each 1% interest held by such party. In the event of a deadlocked vote, the Operator shall have a casting vote.

5.4

The Operator shall submit annual programs and budgets for exploration/development programs to the Management Committee for approval within 90 days of the expiration of the program then in effect. If the Operator should fail to submit a program of exploration/development and a budget within this time then the party acting as Operator shall immediately cease to be the Operator, and any non-operating party may not less than 60 days thereafter assume the position of Operator by proposing a program and budget for the ensuing year for consideration and approval by the Management Committee. No expenditures shall be incurred by the Operator, except with the approval of the Management Committee, or except as may be necessary to keep the geothermal leases which comprise the Property in good standing.

5.5

Each party hereto shall within 30 days (or 60 days if the budget for a Program is in excess of $1,000,000) of receipt of an approved exploration/development program and budget, elect whether to participate in the Program and fund its share of the required costs. Failure to elect within this time will be deemed to be an election not to participate, and the interest of the non-contributing party shall be subject to dilution pursuant to paragraph 6.8.

5.6

Notwithstanding any other term hereof, for so long as KRI holds a minimum 50% interest in the Property, it shall be the Operator of the Property. If at any time after the commencement of the Joint Venture KRI should hold less than a 50% interest in the Property, or at any time an Operator of the Property is unable to act as Operator of the Property, then a new Operator shall be selected by the party who has the next largest interest in the Joint Venture.

5.7

From the date of this Agreement until the exercise of the Option, it is agreed that the Operator of the Property shall be entitled to receive 15% of operational costs of the exploration budget as compensation for supervisory, administrative and overhead costs relating thereto. Following exercise of the Option, it is agreed that the Operator of the Property shall initially be entitled to receive as compensation for Operatorship, 15% of the operational costs of the exploration budget directly incurred by the Operator including the costs on arm's length third party contracted goods or services. The Management Committee shall annually review the foregoing compensation for Operatorship charges and shall amend the methodology or rates in a manner so as to ensure that the Operator neither makes a profit nor incurs a loss from such methodology or rates. Upon implementation of the feasibility study, the operator of the Property shall initially be entitled to receive reduced compensation for operatorship, equal to not more than 5% of the construction costs of the project and 5% of the operating costs of the projects. The Management Committee shall annually review the foregoing compensation for operatorship charges and shall amend the methodology or rates in a manner so as to ensure that the

Operator neither makes a profit nor incurs a loss from such methodology or rates.

5.8

If a party fails to make a required contribution to the costs under an exploration/development program and budget after the formation of the Joint Venture, and should the other party or parties make at least 80% of the costs contemplated by such program and budget, then the party which failed to contribute shall have its own interest reduced pro rata. The interest of the contributing party shall be increased and the interest of the non-contributory party shall be decreased so that the interest of such party at all times is that percentage which is equivalent to:

(a)

the sum of the party's deemed costs and actual costs, divided by,

(b)

the sum of the total deemed costs and actual costs of all parties, and multiplied by 100.

A party who has had its interest reduced hereunder shall only be entitled to participate in subsequent programs and budgets to the extent of its participating interest at the time any subsequent programs and budgets are approved by the Operator of the Property. In the event that a party fails to contribute to a program and budget and the contributing party or parties do not complete at least 80% of the costs contemplated, then the non-contributory party shall be entitled, within thirty (30) days of being notified of completion of the reduced program, to pay its share of the costs actually made by the contributing party or parties and thereby maintain its interest. If the noncontributory party fails to contribute within such thirty (30) day period, its interest shall be reduced in accordance with the foregoing provisions.

5.9

In the event that KRI exercises the Initial Option and does not exercise the Subsequent Option, and thereafter the initial 20% interest held by KRI is diluted to a 10% interest by the operation of paragraph 5.8 herein, then KRI's interest in the Property shall terminate automatically and thereafter shall be null and void.

5.10

Subject to paragraph 5.9 herein, in the event a party is diluted to a 10% interest, that party's interest in the Joint Venture and the Property shall automatically convert to a royalty, payable on an annual basis, on revenue generated from the Property equal to 2.5% for geothermal energy, 1% for by-products, 0,75% for electric power produced with binary technology, 0.875% for electric power produced with flash technology, and 1% for electric power produced with dry steam technology.

5.11

For the purpose of calculating the initial and subsequent interests of each party pursuant to the provisions of this Part 5 of the Agreement:

(a)

BMP shall be deemed to have expended an amount equal to $2,000,000 on the Property, in the event that KRI only completes the Initial Option; or

(b)

BMP shall be deemed to have expended an amount equal to $1,133,333 on the Property, in the event that KRI completes both the Initial Option and the Subsequent Option.

6.

Termination of the Option

6.1

KRI may terminate the Option at any time by delivery of written notice of such termination to BMP. Upon such termination, KRL shall be relieved from all further obligations under this Agreement.

7.

Area of Influence

7.1

For the purpose of this Agreement, the area covered by the Property shall include an area of influence surrounding the outer perimeter of the Property and/or any contiguous subsequently acquired geothermal leases to a maximum of two (2) miles (the "Area of Influence") and all geothermal leases, interests, or rights acquired (collectively the "Interest"), directly or indirectly, by KRI within the Area of Influence before or after the date of signing of this Agreement shall become part of this Agreement.

8.

Miscellaneous

8.1

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia.

8.2

Each notice, demand or other communication required or permitted to be given shall be in writing and shall be sent by prepaid registered mail or deposited in a post office in Canada addressed to the party entitled to receive the same, or delivered, or sent via facsimile to such party at the address of such party specified below:

(a)

if to BMP at:

Blue Mountain Power Company Inc.

570 — 789 West Pender Street

Vancouver, B.C.

V6C 1H2

Attention: Brian D. Fairbank
Fax: 604.688.5926

(b)

if to KRI at:

Continental Ridge Resources Inc.

570 — 789 West Pender Street

Vancouver, B.C.

V6C 1H2

Attention: James E. Yates
Fax: 604.688.5926

The date of receipt of such notice, demand or other communication shall be the date of delivery thereof, if delivered, or sent via facsimile, or if given by registered mail as aforesaid shall be deemed conclusively to be delivered on the 5th business day after the same has been mailed, except in the case of interruption of postal service or any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand, or other communication is actually received by the addressee.

Either party may at any time or from time to time notify the other party in writing of a change in address and the new address which notice shall be given to it thereafter until further change.

8.3

This agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

8.4

In the event that there is any dispute regarding this or the formal agreement, the parties agree that such matters shall be settled by arbitration to be conducted at Vancouver B. C. pursuant to the provisions of the Commercial Arbitration Act (British Columbia) and the ruling of such arbitration panel shall be conclusive and binding upon the parties hereto, and the parties hereto agree to abide by the terms and conditions as the arbitrators appointed pursuant to the provisions of the Commercial Arbitration Act (British Columbia) shall have determined.

8.5

Time is of the essence of this Agreement.

8.6

This Agreement supercedes any other agreements or arrangements, whether oral or written, existing between the parties in respect to the Property.

8.7

Each of the parties agree to be responsible for their own respective legal expenses relating to this agreement and the negotiation and preparation of this agreement.

8.8

This Agreement may be executed in counterparts and facsimile signatures shall be acceptable.

8.9

Each of the parties acknowledge and agree that no finders fees shall be payable with respect to this transaction.

If the above terms and conditions accurately record your understanding of our agreement, please so acknowledge by signing a copy of this agreement in the space provided and returning the same to us at your earliest convenience.

Upon your execution thereof, this Agreement will constitute a legal and binding agreement subject to its terms.

Continental Ridge Resources Inc.

Per :	/s/
Authorized Signatory

The foregoing is hereby confirmed, acknowledged and accepted this 19 day of June, 2001.

Blue Mountain Power Company Inc.

Per :	/s/ Brian D. Fairbank
Authorized Signatory

APPENDIX "A" TO AGREEMENT BETWEEN
CONTINENTAL RIDGE RESOURCES INC. AND
BLUE MOUNTAIN POWER COMPANY INC.

PROPERTY DESCRIPTION

The Property consists of the following geothermal leases covering a total of 4,567 acres located in the Humbolt County, Nevada:

Lease	Lessor	Location	Acreage	Effective Date
L-6805	ATSF	T36N, R34E Section 15	640	March 1/94
	ATSF	T36N R34E Section 23	640	March 1/94
N57436	BLM	T36N, R34E Section 10	654.66	Sept. 21/93
	BLM	T36N, R34E Section 12	654.88	Sept. 21/93
	BLM	T36N, R34E, Section 22	649.44	Sept. 21/93
	BLM	T36N, R34E Section 26	666.70	Sept. 21/93
N58196	BLM	T36N, R34E Section 14	663.36	Mar. 8/94